UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2012

Family Dollar Stores, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-6807	56-0942963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 1017, 10401 Monroe Road Charlotte, North Carolina	28201-1017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 847-6961

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2012, Family Dollar Stores, Inc. (the “Company”) entered into a new employment agreement with Chairman and Chief Executive Officer Howard R. Levine (the “Employment Agreement”). The Employment Agreement replaces the prior employment agreement between the Company and Mr. Levine. The Employment Agreement contains non-competition and non-solicitation covenants and is materially consistent with the prior employment agreement except for certain provisions relating to base compensation and severance payments.

The Employment Agreement provides that Mr. Levine’s annual base salary shall be at least One Million One Hundred Thousand Dollars ($1,100,000) unless decreased by the Board of Directors in a manner commensurate with a reduction in compensation for the Company’s executive management team.

In addition, the Employment Agreement provides that in the event of Mr. Levine’s termination by the Company without Cause, by Mr. Levine for Good Reason, upon Mr. Levine’s death or following Mr. Levine’s Disability (as such terms are defined in the Employment Agreement), in each case prior to a Change in Control (as defined in the Employment Agreement) or more than 24 months after a Change in Control, Mr. Levine is entitled to receive severance benefits consisting of: (1) continuation of payment of his base salary then in effect for a period of 30 months (subject to certain reductions based on amounts earned by Mr. Levine after the covenant not to compete period expires for activities that would have been subject to the covenant not to compete had they occurred while it was in effect, or amounts actually received by Mr. Levine or his estate or survivors under any Company-sponsored and funded life insurance contracts or disability plans); (2) the portion of any annual bonus earned but unpaid under the cash incentive plan for any fiscal year completed prior to the termination date, without regard to any continued employment requirement under that plan; and (3) a pro-rata portion of any annual bonus under the cash incentive plan for the fiscal year of the termination date, without regard to any continued employment requirement under that plan.

In the event of Mr. Levine’s termination under the same conditions but within 24 months of a Change in Control, the Company shall provide Mr. Levine with a single lump sum in an amount equal to the product of (x) 36 and (y) the sum of (i) Mr. Levine’s base monthly salary at the highest annual rate in effect during the period beginning immediately prior to the Change in Control through the termination date and (ii) the monthly equivalent of the average of any bonuses paid or payable to Mr. Levine under the cash incentive plans for each of the three fiscal years preceding the fiscal year of the termination date.

In each instance of termination, Mr. Levine is entitled to a single lump sum cash payment equal to the total premiums Mr. Levine would be required to pay for 18 months of COBRA continuation coverage under the Company’s health benefit plans determined using the COBRA premium rate in effect for the level of coverage Mr. Levine has in place immediately prior to the termination date.

The foregoing does not constitute a complete summary of the terms of the Employment Agreement, and reference is made to the complete text of the Employment Agreement that is attached hereto as Exhibit 10.1. The Employment Agreement is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1 – Employment Agreement dated December 28, 2012, between the Company and Howard R. Levine.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC.
(Registrant)

Date:	January 3, 2013	By:	/s/ James C. Snyder, Jr.
James C. Snyder, Jr.
Senior Vice President-General Counsel and Secretary